Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
WOODSTREAM CORPORATION,
WDST, INC.
and
ZAREBA SYSTEMS, INC.
Dated as of January 11, 2010

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	Generally	1
1.2	Effective Time	1
1.3	Articles of Incorporation of the Surviving Corporation	2
1.4	Bylaws of the Surviving Corporation	2
1.5	Directors and Officers of the Surviving Corporation	2
1.6	Conversion of Shares	2
1.7	Dissenters’ Rights	3
1.8	Stock Options	3
1.9	Payment for Shares	4
1.10	No Further Rights or Transfers	5

ARTICLE II CLOSING		6
2.1	Time and Place	6
2.2	Deliveries at the Closing	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
3.1	Corporate Organization and Qualification	6
3.2	Capitalization	7
3.3	Authority	9
3.4	Securities Reports	11
3.5	Undisclosed Liabilities	12
3.6	Absence of Changes	12
3.7	Taxes	13
3.8	Properties	15
3.9	Contracts	17
3.10	Intellectual Property	19
3.11	Litigation	22
3.12	Compliance with Laws	22
3.13	Licenses and Permits	22
3.14	Employee Plans	22
3.15	Labor Matters	25
3.16	Environmental	25
3.17	Suppliers and Customers	26
3.18	Insurance	27
3.19	Anti-Takeover Provisions	27
3.20	Shareholder Voting Requirement	28
3.21	Associate Transactions	28
3.22	Brokers; Finders	28
3.23	Fairness Opinion	28

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		28
4.1	Corporate Organization	28
4.2	Authority	29
4.3	Proxy Statement	29
4.4	Adequate Funds	30
4.5	Litigation	30
4.6	Brokers; Finders	30
4.7	Anti-Takeover Provisions	30

ARTICLE V PRE-CLOSING COVENANTS		30
5.1	Operation of Business of the Company	30
5.2	Shareholders’ Meeting; Proxy Statement	33
5.3	No Shopping	35
5.4	Access to Information	39
5.5	Amendment or Termination of Company’s Employee Plans	39
5.6	Stock Options and Associates Stock Purchase Plan	39
5.7	Reasonable Best Efforts	40
5.8	Consents	40
5.9	Public Announcements	40
5.10	Notification of Certain Matters	40
5.11	Certain Communications	41

ARTICLE VI OTHER COVENANTS		41
6.1	Indemnification	41
6.2	D&O Liability Insurance	42
6.3	Employment and Employee Benefits	42

ARTICLE VII CONDITIONS		44
7.1	Conditions to the Obligations of Parent and Sub	44
7.2	Conditions to the Obligation of the Company	48

ARTICLE VIII TERMINATION		49
8.1	Termination	49
8.2	Procedure and Effect of Termination	49
8.3	Termination Fee	50

ARTICLE IX MISCELLANEOUS		50
9.1	Termination of Representations and Warranties	50
9.2	Amendment and Modification	51
9.3	Waiver of Compliance; Consents	51
9.4	Expenses	51
9.5	Additional Agreements	51
9.6	Notices	51

ii

9.7	Assignment; No Third-Party Beneficiaries	52
9.8	Interpretation	53
9.9	Governing Law	54
9.10	Counterparts	54
9.11	Headings	54
9.12	Disclosure Schedule	54
9.13	Specific Performance	54
9.14	Entire Agreement	55
9.15	WAIVER OF JURY TRIAL	55

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made as of January 11, 2010 among Woodstream Corporation, a Pennsylvania corporation (“Parent”), WDST, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”), and Zareba Systems, Inc., a Minnesota corporation (the “Company”). The Company and Sub are sometimes collectively referred to as the “Constituent Corporations.”
Recitals
     A. The respective Boards of Directors of the Company, Parent, and Sub deem a merger of Sub with and into the Company under the terms hereof (the “Merger”) advisable, fair to and in the best interests of their respective corporations and their respective shareholders.
     B. The Boards of Directors of the Company, Parent, and Sub have, by resolutions duly adopted, unanimously approved this Agreement and the Merger, and the Boards of Directors of the Company and Sub have directed that this Agreement and the Merger be submitted to a vote of the shareholders of their respective Constituent Corporations in accordance with the Minnesota Business Corporation Act (the “MBCA”).
     C. Parent, as the sole shareholder of Sub, has, by resolution duly adopted, approved this Agreement and the Merger as contemplated by the MBCA.
     D. The Company, Sub, and Parent desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
Agreement
     The parties therefore agree as follows:
Article I
The Merger
     1.1 Generally. At the Effective Time (as defined in Section 1.2), and in accordance with the terms of this Agreement and the MBCA, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease, and the Company will be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCA.
     1.2 Effective Time. Subject to the receipt of the vote of the shareholders of the Company approving this Agreement and the Merger and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article VII, the Company and Sub will execute in the manner required by the MBCA and file with the Secretary of State of the State of Minnesota articles of merger with respect to the Merger in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA (the “Articles of Merger”).

The Merger will become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such later time or date, if any, as Parent and the Company mutually agree and set forth in the Articles of Merger. The term “Effective Time” means the date and time when the Merger becomes effective.
     1.3 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Sub, a copy of which is attached hereto as Exhibit A, will be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the MBCA, except that, from and after the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation will be amended, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, so that the name of the Surviving Corporation will be “Zareba Systems, Inc.”
     1.4 Bylaws of the Surviving Corporation. The Bylaws of Sub in effect immediately before the Effective Time will be deemed, by virtue of the Merger and without further action by the shareholders or directors of the Surviving Corporation or Sub, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the MBCA and the Articles of Incorporation, except that all references therein to the name of Sub will be amended to be references to Zareba Systems, Inc..
     1.5 Directors and Officers of the Surviving Corporation. The directors of Sub immediately before the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Bylaws of the Surviving Corporation. The officers of Sub immediately before the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.
     1.6 Conversion of Shares. The manner and basis of converting the shares of each of the Constituent Corporations in the Merger at the Effective Time will be as follows:
     (a) Each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), that is issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.7) and (ii) shares of Company Common Stock held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company immediately before the Effective Time) will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $9.00 in cash (the “Merger Consideration”), prorated for any fractional shares of Company Common Stock.
     (b) Each share of common stock of Sub, par value $.01 per share, that is issued and outstanding immediately before the Effective Time will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.
     (c) Each share of Company Common Stock held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company immediately before the Effective Time will be canceled and cease to exist at and after the Effective Time, and no payment will be made with respect thereto.
1.7 Dissenters’ Rights.
     (a) Notwithstanding Section 1.6 hereof, shares of Company Common Stock issued and outstanding immediately before the Effective Time, if any, that are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters’ rights with respect to such shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration for such shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such person effectively withdraws or loses such person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such person effectively withdraws or loses such right, then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest.
     (b) Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of such Dissenting Shares and does not effectively withdraw or lose such right to payment, will receive payment therefor (plus interest determined in accordance with Section 302A.473 of the MBCA) from the Surviving Corporation.
     (c) The Company will give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any             shares of Company Common Stock under Section 302A.473 of the MBCA and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time, and prior to the Effective Time, Parent and Sub will have the right to direct all negotiations and proceedings with respect to the Dissenting Shares.
     1.8 Stock Options. Each holder of an option to purchase shares of Company Common Stock that has been heretofore granted under any employee or director stock option or compensation plan or other arrangement with the Company (other than the 1997 Associates Stock Purchase Plan (the “1997 Plan”)) and that is outstanding and has not expired immediately before the Effective Time (collectively, the “Options”) will be entitled (whether or not the

Option is then exercisable) to receive in cancellation of the Option and in lieu of any other awards with respect to the Option, promptly after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of the Option, multiplied by the number of shares of Company Common Stock subject to the Option immediately before the Effective Time (the “Option Settlement Amount”), but subject to all required tax withholdings by the Surviving Corporation. Each Option will be cancelled immediately before the Effective Time.
1.9 Payment for Shares.
     (a) At or before the Effective Time, Parent or Sub will deposit, or cause to be deposited, in immediately available funds with Wells Fargo Bank, N.A., or another disbursing agent selected by Parent and reasonably acceptable to the Company that is organized under the laws of the United States or any state of the United States with capital, surplus, and undivided profits of at least $500 million (the “Disbursing Agent”), an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares and any shares then held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company), prorated for any fractional shares, times (ii) the Merger Consideration (such product referred to as the “Fund”). Out of the Fund, the Disbursing Agent will make the payments referred to in Section 1.6(a), subject to the requirements of Section 1.9(b). The Disbursing Agent will invest portions of the Fund as Parent or the Surviving Corporation directs, provided that all such investments will be held as cash or in obligations of or guaranteed by the United States, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits of at least $500 million (collectively, “Permitted Investments”), or in money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent, and will be remitted from time to time by the Disbursing Agent upon the request of Parent. Any amount remaining in the Fund after six months after the Effective Time may be refunded to Parent at its option, provided that the Surviving Corporation will continue to be liable for any payments required to be made thereafter pursuant to Section 1.6(a) and this Section 1.9, subject to applicable abandoned property, escheat, or similar laws.
     (b) As soon as practicable after the Effective Time, the Disbursing Agent will mail to each holder of record (other than Parent, Sub, any other direct or indirect subsidiary of Parent or any direct or indirect subsidiary of the Company) of a certificate (a “Certificate”) or shares in book entry form that immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (other than holders of Dissenting Shares), a letter of transmittal (the “Letter of Transmittal”) for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates or shares held in book entry form and to receive cash for each of such holder’s shares of Company Common Stock under Section 1.6(a). The Letter of

Transmittal will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificate to the Disbursing Agent. The Disbursing Agent, as soon as practicable following (1) in the case of shares of Company Common Stock represented by a Certificate, receipt of any such Certificate, or (2) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Disbursing Agent, in each case together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, will pay, by wire transfer, check, or draft, to the persons entitled thereto, the sum of the amounts determined by multiplying (i) the number of such shares of Company Common Stock by (ii) the Merger Consideration (prorated for fractional shares of Company Common Stock, if any). All of the foregoing payments will be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or the shares held in book entry form. If payment is to be made to a person other than the person in whose name the Certificate or shares in book entry form surrendered is registered, it will be a condition of payment that the Certificate or shares in book entry form so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or shares in book entry form surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.
     (c) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled under Section 1.9(b) but for failure to deliver the Certificate to the Disbursing Agent will nevertheless be paid to such person, provided that the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Parent, the Surviving Corporation, and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the sole discretion of the Surviving Corporation or the Disbursing Agent, a bond in such sum as the Surviving Corporation or the Disbursing Agent may reasonably direct as indemnity against any claim that may be had against Parent, the Surviving Corporation, or the Disbursing Agent with respect to the Certificate alleged to have been lost, stolen, or destroyed.
     1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time will be canceled and cease to exist, and each holder of a Certificate or shares in book entry form that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time will cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by the Certificate or shares in book entry form, except for the right to surrender the holder’s Certificate or shares in book entry form in exchange for the payment provided under Section 1.6(a) or to perfect the holder’s right to receive payment for such holder’s shares under Sections 302A.473 of the MBCA and Section 1.7 if the holder has properly demanded and perfected and not withdrawn or lost such right, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time may be made on the stock transfer books of the Surviving Corporation.
Article II
Closing
     2.1 Time and Place. Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby will take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, in Minneapolis, Minnesota, within one business day of the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived (to the extent permitted by Applicable Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of those conditions), or at such other place or at such other date or time as Parent and the Company may mutually agree.
     2.2 Deliveries at the Closing. At the Closing:
     (a) there will be delivered to Parent, Sub, and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article VII;
     (b) Sub and the Company will cause the Articles of Merger to be filed as provided in Section 1.2 and will take all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective on the date of Closing (unless another date is agreed to by Parent and the Company); and
     (c) subject to the rights of Parent to receive a refund of amounts remaining in the Fund six months after the Effective Time under Section 1.9, Parent or Sub will irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.9.
Article III
Representations and Warranties
of the Company
     The Company represents and warrants to Parent and Sub, except as disclosed in the SEC Reports or set forth in the disclosure schedule delivered by the Company to Parent and Sub contemporaneously herewith (the “Disclosure Schedule”), as follows:
     3.1 Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the MBCA and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company is incorporated in the jurisdiction set forth opposite its name in Section 3.1 of the Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and could not reasonably be expected to have a Material Adverse Effect (as defined in Section 7.1(d)). The Company has previously delivered or made available to Parent a true and complete copy of its Articles of Incorporation and Bylaws and copies of all similar organizational documents of its subsidiaries. True and complete copies of all minute books of the Company and each of its subsidiaries, containing minutes of meetings held and actions taken by their respective boards of directors or any committees thereof during the period from January 1, 2000 to the date hereof, have been made available by the Company to Parent, provided that the Company has redacted information from the minutes relating to the consideration of strategic alternatives and competitively-sensitive information, including the proposed going private transaction and the process of selling the Company, or has not provided copies of minutes that contain solely such information.
     3.2 Capitalization.
     (a) The authorized capital stock of the Company at the date hereof consists of 20 million shares of Company Common Stock and 40 million shares of additional capital stock (“Additional Company Stock,” which, together with the Company Common Stock, is the “Company Stock”), of which 50,000 shares of Additional Company Stock have been designated as Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). On the date hereof, 2,497,279 shares of Company Common Stock are issued and outstanding. Other than the Series A Preferred Stock, none of the remaining shares of Additional Company Stock has been designated as to class or series. None of the shares of Series A Preferred Stock are issued and outstanding. Except as set forth above in this Section 3.2(a), the Company has no other issued or outstanding shares of capital stock.
     (b) There are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for (A) Options to purchase up to an aggregate of 123,825 shares of Company Common Stock as of the date hereof pursuant to the 1995 Stock Option Plan, as amended, and the 2004 Equity Incentive Plan; (B) rights granted in 2010 under the 1997 Plan that have been, or prior to the Effective Time will be, eliminated by the Company Board pursuant to the terms of the 1997 Plan; and (C) the rights issued to each holder of Company Common Stock pursuant to the Rights Agreement, dated as of

March 15, 2005, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”). No person will have any rights to acquire any shares of Company Common Stock or other equity securities of the Company or its subsidiaries under the 1997 Plan after December 31, 2009. No Right Certificates (as defined in the Rights Agreement) are outstanding and no rights issued under the Rights Agreement are exercisable. There are no outstanding stock appreciation rights, phantom stock rights, performance shares, or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries. Section 3.2(b) of the Disclosure Schedule lists for each of the Options, as of the date hereof: (i) the person holding the Option; (ii) the number of shares of Company Common Stock subject to the Option; (iii) the per-share exercise price of the Option; (iv) the Company plan under which the Option was granted; and (v) the Grant Date (as defined in Section 3.2(f)).
     (c) All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries, including the Company Common Stock, are validly issued, fully paid, and nonassessable.
     (d) Section 3.2(d) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company. All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all restrictions and encumbrances other than restrictions on transfer imposed by applicable securities laws. The Company owns no other equity securities of or equity interest in any other entity.
     (e) None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries, including the Company Common Stock, the Options, or any rights to purchase shares of Company Common Stock under the 1997 Plan were granted in violation of preemptive or similar rights. Other than the Rights Agreement, there are no voting trusts, proxies, voting agreements, rights plan, anti-takeover plans, registration rights agreements, or similar agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company, including the Company Common Stock. There are no outstanding contractual obligations of the Company or any of its subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any other capital stock of, or other equity interests in, the Company or any of its subsidiaries.
     (f) With respect to the Options, (i) each Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, and the rules and regulations adopted pursuant thereto (the “Code”), so qualifies, except as such qualification may be affected by the transactions contemplated in this Agreement;

(ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (the “Company Board”) (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents; (iii) each such grant was made in accordance with the terms of the applicable Company plan, the Securities Exchange Act of 1934 (the “Exchange Act”) and all other Applicable Laws, including the rules of the Nasdaq Capital Market; (iv) the per share exercise price of each Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date; and (v) each such grant was properly accounted for in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the SEC Reports (as defined in Section 3.4) and all other Applicable Laws. The Company plans under which the Options were granted permit the treatment of such Options in the Merger as contemplated by Section 1.8.
     (g) For purposes of this Agreement:
     (i) “Applicable Laws” means, with respect to any person, any international, national, federal, state or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.
     (ii) “Governmental Authority” means (A) any government or any state, department, local authority, or other political subdivision thereof; (B) any governmental body, agency, authority (including any taxing authority or transgovernmental or supranational entity or authority), minister, or instrumentality (including any court, arbitral body, or other tribunal) exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government; or (C) any stock exchange (including the Nasdaq Capital Market) or self-regulatory organization.
     3.3 Authority.
     (a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly and effectively authorized by the Company Board, and, except for the approval of this Agreement and the Merger by the shareholders of the Company as provided in Section 5.2(a), no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Sub set forth in

Section 4.2(a), constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity) (the “Enforcement Limitations”).
     (b) The Company Board (at a meeting duly called and held at which a quorum was present), based upon the unanimous recommendation of a committee (the “Special Committee”) comprised solely of disinterested directors (as such term is defined in Section 302A.673 of the MBCA) of the Company, has unanimously determined that the Merger is advisable, fair to and in the best interests of the Company and has unanimously resolved to recommend approval of this Agreement and the Merger by the holders of the Company Common Stock.
     (c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the business or material assets of the Company or any of its subsidiaries or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets; or (iii) result in a material breach of, or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of a material lien on any of the properties or assets of the Company or any of its subsidiaries under, any Contract or Real Property Lease, except, in the case of clauses (ii) and (iii), (A) the filing of the Proxy Statement (as defined in Section 5.2(b)) and such periodic and current reports as may be required by the Exchange Act, (B) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (C) such filings and notices as may be required by the rules and regulations of the Nasdaq Capital Market, and (D) for such violations, breaches and defaults (or rights of termination, cancellation or acceleration, entitlements, notice requirements or liens) as to which requisite waivers or consents have been obtained or notices have been given.
     (d) No antitrust or competition-law notices, filings, or approvals by or with respect to the Company or any of its subsidiaries, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, are required in connection with the Merger.

     3.4 Securities Reports.
     (a) The Company has heretofore made available to Parent (including through the EDGAR system), in the form filed with the United States Securities and Exchange Commission (the “SEC”), its (i) Annual Report on Form 10-K for the fiscal year ended June 30, 2009; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009; and (iii) all other reports or registration statements and all other filings made by the Company with the SEC since July 1, 2006 (collectively, the “SEC Reports”). No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied as to form in all material respects with Applicable Laws. Since July 1, 2006, the Company has filed in a timely manner all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.
     (b) Each of the consolidated financial statements contained in the SEC Reports (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows and changes in shareholders’ equity of the Company and its subsidiaries for the periods indicated, all in accordance with GAAP, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.
     (c) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2009 (nor has any such deficiency or weakness since been identified).
     (d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Since July 1, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance, or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.
     (e) The Proxy Statement (as defined in Section 5.2(b)) will not, at the time the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information furnished in writing to the Company by Parent or Sub specifically for use in the Proxy Statement.
     (f) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.
     (g) Except as permitted by the Exchange Act, since July 1, 2006, neither the Company nor any of its subsidiaries has made, arranged, or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
     3.5 Undisclosed Liabilities. There are no material liabilities of the Company or any of its subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or set forth in the Company’s balance sheet or the notes thereto included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “Balance Sheet”); (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement; (c) liabilities under, or required to be incurred under, this Agreement; and (d) liabilities (other than those in default) (i) under contracts and agreements set forth in Section 3.9 of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 3.9 of this Agreement or (ii) under Employee Plans set forth in Section 3.14 of the Disclosure Schedule.
     3.6 Absence of Changes. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed before the date of this Agreement, from the date of the Balance Sheet through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or loss, whether covered by insurance or not, that has had or could reasonably be expected to have a Material Adverse Effect; (b) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that have had or could reasonably be expected to have a Material Adverse Effect; or (c) any other action or event that would have required the written consent of Parent under Section 5.1 had such action or event occurred after the date of this Agreement.
     3.7 Taxes.
     (a) For purposes of this Agreement, the following definitions will apply:
     (i) “Tax” or “Taxes” means all tax imposed by any Governmental Authority, including national, state, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the taxes of any person as a transferee, successor, or agent, by contract, or otherwise.
     (ii) “Tax Returns” means all returns, forms, computations, declarations, elections, and claims for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     (b) (i) All Tax Returns required to be filed by, or with respect to, the Company and its subsidiaries have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to the Company and its subsidiaries is complete and accurate in all material respects; (iii) all Taxes due and payable by the Company and its subsidiaries have been timely paid; (iv) no Taxes are due in any jurisdiction in which Tax Returns have not been filed; (v) to the knowledge of the Company, no action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or threatened with respect to the Company or any of its subsidiaries in respect of any Tax; (vi) no notice or claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction; (vii) there are no liens for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for Taxes not yet due and payable; and (viii) the balance sheet included in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2009 (the “Most Recent Balance Sheet”) reflects an adequate reserve (in the reasonable judgment of the Company’s management) for all Taxes for which the

Company or any of its subsidiaries may be liable for all taxable periods and portions thereof through the date thereof.
     (c) All amounts required to be withheld or collected by the Company or any of its subsidiaries for income taxes, social security taxes, unemployment insurance taxes and other withholding taxes have been so withheld or collected and either paid to the appropriate governmental authority or, if not delinquent, accrued and reserved against and entered upon the consolidated books of the Company and its subsidiaries.
     (d) Neither the Company nor any of its subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was the Company. Neither the Company nor any of its subsidiaries has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, by contract or otherwise.
     (e) Neither the Company nor any of its subsidiaries has agreed or is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period as a result of any (i) change in method of accounting for a taxable period; (ii) agreement with any Governmental Authority with regard to the Tax liability of the Company or any of its subsidiaries; (iii) installment sale or open transaction disposition by the Company or the relevant subsidiary; or (iv) prepaid amount.
     (f) To the knowledge of the Company, the Company and each of its subsidiaries is duly and properly registered in each country and territory where required by Applicable Law for VAT and any other equivalent local or regional Taxes for which registration is required by Applicable Law.
     (g) Neither the Company nor any of its subsidiaries has made any payment, or is a party to any contract, agreement or arrangement that could obligate it to make any payment, of any amount that would not be deductible pursuant to Section 280G of the Code.
     (h) Neither the Company nor any of its subsidiaries is a party to any Tax indemnity, Tax allocation or Tax sharing agreement.
     (i) Neither the Company nor any of its subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.
     (j) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (k) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.
     (l) No property of the Company or any of its subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
     3.8 Properties.
     (a) The Company and its subsidiaries have good and marketable title to all real property and all other material property, assets, and rights reflected in the Most Recent Balance Sheet or acquired by the Company and its subsidiaries after the date of the Most Recent Balance Sheet (except for inventory and obsolete equipment sold or otherwise disposed of in the ordinary course of business after the date of the Most Recent Balance Sheet) or otherwise purported to be owned by them, and have a valid leasehold interest in or other right to use all real property and all other material property, assets, and rights used in their businesses, free and clear of all mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties, or other encumbrances of any kind or character other than:
     (i) liens for Taxes not yet due and payable;
     (ii) mechanic’s, warehousemen’s, materialmen’s, landlord’s, or similar liens securing obligations incurred in the ordinary course of business that are not yet due and payable;
     (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties;
     (iv) existing mortgages, liens, and encumbrances disclosed in the Most Recent Balance Sheet (or in the notes thereto) or in the Disclosure Schedule or under the Revolving Credit Agreement, dated as of August 29, 2007, by and between the Company, Zareba Security, Inc. and JPMorgan Chase Bank, N.A., as amended and supplemented from time to time, and the documents entered into thereunder (the “Company Credit Facility”); and

     (v) imperfections of title and liens, charges and encumbrances that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby;
(collectively, the “Permitted Encumbrances”).
     (b) Section 3.8(b) of the Disclosure Schedule sets forth a list of all real property owned in fee by the Company or any of its subsidiaries. One or more of the Company and its subsidiaries has good and marketable title to all such real property (including all buildings, fixtures and other improvements thereto, the “Owned Real Property”), free and clear of all mortgages, liens, security interests, charges and encumbrances, except for Permitted Encumbrances. All of the Owned Real Property is in good condition and repair, normal wear and tear excepted, all of the Leased Real Property (as defined below) and other material tangible properties and assets of the Company and its subsidiaries is in operating condition, and all of the Owned Real Property, Leased Real Property and other material tangible properties and assets of the Company and its subsidiaries is, to the Company’s knowledge, adequate in all material respects for the continued conduct of the business of the Company and its subsidiaries in the manner in which it is currently conducted. A true and correct copy of any title insurance policies currently in effect insuring the Owned Real Property for the benefit of the Company or its subsidiaries have been provided or made available to Parent.
     (c) Section 3.8(c) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or occupied by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries has the right to occupy, now or in the future (each, a “Real Property Lease,” and the real properties specified in such leases being referred to as the “Leased Real Property”). With respect to each parcel of Leased Real Property:
     (i) Each Real Property Lease is in full force and effect and is a legal, valid and binding obligation of the Company or one of its subsidiaries (as the case may be) and each other party thereto.
     (ii) None of the Company, any of its subsidiaries, nor any other party to any Real Property Lease is in breach or default under such Real Property Lease, except for (A) such defaults and events as to which requisite waivers or consents have been obtained, and (B) breaches or defaults that could not reasonably be expected to have a Material Adverse Effect.
     (iii) No Real Property Lease requires the consent of any landlord as a result of the transactions contemplated by this Agreement.
     (iv) All of the land, buildings, structures, and other improvements used by the Company or any of its subsidiaries in the conduct of their respective businesses are included in either the Owned Real Property or the Leased Real Property.

     (v) The Company has provided to Parent correct and complete copies of each Real Property Lease.
     (d) Neither the Company nor any of its subsidiaries is a party to any development, incentive, or other agreement with any Governmental Authority that limits in any material respect the right of the Company or any of its subsidiaries to protest property-related Taxes, establishes minimum property-related Taxes, or requires continued business operation at any particular location.
     3.9 Contracts. All Contracts in effect on the date hereof have been either included as exhibits to an SEC Report filed before the date of this Agreement and listed on the Company’s Form 10-K Exhibit list for the Fiscal Year ended June 30, 2009, included as exhibits to the Company’s Form 10-Q for the Fiscal Quarter ended September 30, 2009, or made available to Parent and listed in Section 3.9 of the Disclosure Schedule. All Contracts are legal, valid, and binding and in full force and effect, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Contract. As used herein, “Contract” means (a) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and (b) each of the following other agreements or contracts to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:
     (i) each effective employment agreement, severance agreement or non-competition agreement with any employee or former employee of the Company or any of its subsidiaries, and each agreement regarding any consulting arrangement;
     (ii) each contract regarding material Intellectual Property (as defined below in Section 3.10) or material Computer Systems (as defined below in Section 3.10) (other than non-negotiated licenses of generally available commercial software where the aggregate value of all licenses of the same or substantially identical software are $5,000 (if denominated in U.S. dollars) or £3,500 (if denominated in U.K. pounds) or less);
     (iii) each loan agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or under which any note, bond or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker’s acceptance;
     (iv) each mortgage, contract for deed, security agreement, conditional sales contract, financing, “synthetic” or capitalized lease, or similar agreement that effectively creates a lien on any assets of the Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease or similar agreement that creates a lien only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds) or less);

     (v) each contract restricting the Company or any of its affiliates in any material respect from engaging in any business or from competing with any other persons, or pursuant to which any benefit or right is required to be given or lost as a result of so engaging or competing;
     (vi) each partnership or joint venture agreement;
     (vii) each collective bargaining agreement or other agreement with any labor union or association representing employees of the Company or any of its subsidiaries;
     (viii) each agreement for the purchase or sale of products or services (other than purchase or sales orders entered into in the ordinary course of business on an order-by-order basis) under which the undelivered balance of such products or services has a price in excess of $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (ix) each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (x) each lease of tangible personal property the unpaid obligations of the Company or any subsidiary under which exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (xi) each agreement for the purchase or sale of any business, division or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing payment or indemnification obligations;
     (xii) each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, “Associates”);
     (xiii) each option, right of first refusal or right of first offer with respect to the sale, purchase or leasing of any real property;
     (xiv) each agreement that contains any “take or pay” provisions that obligate the Company or any of its subsidiaries to make minimum periodic payments;
     (xv) each agreement that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights; (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation, or similar rights with respect to any product or service; or (C) contains any provisions that requires the purchase of all or a given portion of the Company’s or any of its subsidiaries’ requirements from a given third party, or any similar provision;
     (xvi) each agreement with any Governmental Authority;
     (xvii) each material franchise, dealership, sales representation or agency, distributorship, warehousing or marketing agreement, or agreement providing for payments to or by any person based on sales, purchases or profits, or requiring any person to share its profits (other than providing for direct payments for goods);
     (xviii) each agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company and its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any of their respective material assets or businesses; and
     (xix) each material agreement entered into other than in the ordinary course of business.
     3.10 Intellectual Property.
     (a) Section 3.10(a) of the Disclosure Schedule sets forth a list, including for each item its status, the applicable serial number or registration number, the applicable jurisdiction(s)/territory(ies), and the name of the owner of such item, of all (i) trademark registrations and trademark applications and all material common law trademarks, (ii) patents and patent applications, (iii) copyright registrations and applications, and (iv) domain names, in each case that are owned by the Company or any of its subsidiaries (collectively, the “Scheduled Intellectual Property”). No material Intellectual Property is used by the Company or any of its subsidiaries in the conduct of their business that is not exclusively owned or exclusively licensed thereto, except that which is licensed pursuant to licenses listed in Section 3.9 of the Disclosure Schedule (the “Licensed Intellectual Property”). To the knowledge of the Company, all of the Owned Intellectual Property (as defined below) and all of the Licensed Intellectual Property that is licensed to the Company and its subsidiaries on an exclusive basis (the “Exclusively Licensed Intellectual Property”) is valid, subsisting and enforceable (solely to the extent that “valid,” “subsisting” and “enforceable” have meaning with respect to the particular type of Intellectual Property in question). “Intellectual Property” means (i) trademarks, service marks, trade names, logos, internet domain names, and other symbols, names or marks used to identify products or services, together with the goodwill appurtenant thereto, and all registrations and applications thereof; (ii) patents, patent applications and industrial property rights; (iii) works of authorship, including copyrights and moral rights, and all copyright registrations and applications; (iv) computer programs and software, including source code, object code and HTML code (collectively “Software”); (v) databases, compilations, customer lists, and trade secrets, confidential information and know-how; and (vi) any other intellectual property rights, rights of publicity or privacy. “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its subsidiaries.

     (b) To the knowledge of the Company, the operation by the Company and its subsidiaries of their business has not infringed upon or violated in any material respect any Intellectual Property rights of any other person. The Company has no knowledge of any pending patent application, trademark application, service mark application or copyright application of any other person that, if issued or registered, would be infringed upon or violated in any material respect by the operations of the Company or any of its subsidiaries.
     (c) To the knowledge of the Company, no other person is infringing or violating, nor upon the registration or issuance of any pending application included within the Scheduled Intellectual Property will any other person be infringing or violating, in any material respect upon any of the Owned Intellectual Property or the Exclusively Licensed Intellectual Property.
     (d) [Intentionally deleted]
     (e) None of the Company or its subsidiaries or, to the knowledge of the Company, any licensor of the Exclusively Licensed Intellectual Property, has received any notice that any of the Owned Intellectual Property or the material Exclusively Licensed Intellectual Property, respectively, has been declared unenforceable or otherwise invalid by any Governmental Authority.
     (f) Except as identified in Section 3.10(f) of the Disclosure Schedule, each person who is or was an employee or contractor of the Company or any of its subsidiaries and who is or was involved in the creation or development of any Intellectual Property material to the business of the Company or any of its subsidiaries has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such subsidiary and confidentiality provisions protecting the Intellectual Property of the Company and its subsidiaries or the transfer of such Intellectual Property was made by operation of law. No current or former shareholder, officer, director, or employee of the Company or any of its subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property owned or used by the Company or any of its subsidiaries.
     (g) The Company and its subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets, know-how and confidential information pertaining to the Company and its subsidiaries.
     (h) No Governmental Authority funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of the Owned Intellectual Property and, to the knowledge of the Company, the Exclusively Licensed Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any Owned Intellectual Property or, to the knowledge of the Company, any Exclusively Licensed Intellectual Property, including any “march in” rights.
     (i) No Software owned by or licensed to the Company or any of its subsidiaries that is incorporated or embedded in any product made commercially available by the Company or any of its subsidiaries (“Company Product”) has been combined by the Company or any of its subsidiaries with any third party Software.
     (j) “Computer Systems” means any combination of computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, or software systems that are used or relied on by the Company or its subsidiaries. “Proprietary Computer Systems” means the Computer Systems (or portions of Computer Systems) that any of the Company or its subsidiaries (either directly or through a third person) have developed, customized or enhanced, or are in the process of developing, customizing or enhancing. Section 3.10(j) of the Disclosure Schedule sets forth all material Proprietary Computer Systems that are either existing or are under development and identifies the owner of each material Proprietary Computer System. Section 3.10(j) of the Disclosure Schedule also sets forth all other material Computer Systems used by the Company and its subsidiaries and identifies which of the Company and its subsidiaries is the owner or licensee of each material Computer System (other than (i) generally available commercial software where the aggregate value of all licenses of the same or substantially identical software are $5,000 (if denominated in U.S. dollars) or £3,500 (if denominated in U.K. pounds) or less, (ii) generally known preconfigured firmware which was sold to the Company and/or its subsidiaries preloaded onto hardware, (iii) generally available commercial firmware that, taken on an individual basis, has a value of $1,000 (if denominated in U.S. dollars) or less, and (iv) generally available commercial hardware that, taken on an individual basis, has a value of $15,000 (if denominated in U.S. dollars) or less).
     (k) The Company and its subsidiaries have taken reasonable actions to protect the security and data integrity of their Computer Systems’ and Company Products’ data and protect against the existence of (i) any protective, encryption, security or lock out devices that might in any way interrupt, discontinue or otherwise adversely affect their or their customers’ use of the Computer Systems or Company Products; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials (collectively, “Malicious Instructions”) that could improperly interfere with the operation or use of the Computer Systems or Company Products. Since January 1, 2006, neither the Company nor any of its subsidiaries has experienced, and to the Company’s knowledge none of their customers has experienced with respect to Company Products, any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches or other material problems related to any Computer System used in their business or Company Product that has adversely affected them or their customers in any material respect.

     3.11 Litigation. There are no material claims, litigation, arbitrations, administrative proceedings, abatement orders, or, to the knowledge of the Company, investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries. There are no material judgments, orders, writs, injunctions, decrees, indictments, subpoenas, or civil investigative demands or awards against the Company or any of its subsidiaries.
     3.12 Compliance with Laws.
     (a) Since January 1, 2006, each of the Company and its subsidiaries has complied in all material respects with, and is not in material default under or in material violation of (after taking advantage of any “grandfather” laws), any material Applicable Laws or any other material governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets, and, to the Company’s knowledge, there have been no allegations by any Governmental Authority or private persons to the contrary.
     (b) Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, Governmental Authority, or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.
     (c) Each of the Company and its subsidiaries has conducted its export transactions in accordance in all material respects with all applicable provisions of export control laws and regulations. Without limiting the foregoing, (i) the Company and each of its subsidiaries is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such subsidiary; and (ii) to the knowledge of the Company, there are no pending or threatened claims against the Company or any of its subsidiaries with respect to such export licenses or other approvals.
     3.13 Licenses and Permits. Each of the Company and its subsidiaries has in full force and effect all material licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in material violation of any such material license, franchise, permit or other governmental authorization. No such material license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
     3.14 Employee Plans.
     (a) Each (i) employee pension benefit plan (“Pension Plan”), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, and

the rules and regulations adopted pursuant thereto (“ERISA”); (ii) employee welfare benefit plan (“Welfare Plan”), as such term is defined in Section 3(1) of ERISA; or (iii) other deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, change in control, pension, health, medical, dental, disability, life insurance, flexible spending account, sick pay, vacation pay, leave of absence, salary continuation, educational assistance, service award, fringe benefit, or any other employee benefit plan, agreement, commitment or arrangement that is maintained by the Company or any of its Benefits Affiliates (as hereinafter defined), or to which the Company or any of its Benefits Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Benefits Affiliates has any liability (whether current or contingent) (each, an “Employee Plan” and collectively, the “Employee Plans”) is listed in Section 3.14 of the Disclosure Schedule, and a copy of each Employee Plan that is a written plan has been provided or made available to Parent. In addition, copies of the most recent determination letter (or opinion letter in the case of a plan maintained on a standardized prototype document) issued by the Internal Revenue Service (the “IRS”) and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan, copies of the most recent employee booklets for any other Employee Plans, copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Employee Plan, and copies of the annual reports (e.g., Form 5500 Series in the United States or similar report in any other country) required to be filed with any Governmental Authority for each Employee Plan for the three most recent plan years of each such plan, have been provided or made available to Parent.
     (b) Each of the Company and its Benefits Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans and all Applicable Laws.
     (c) Each Employee Plan (and any related trust, insurance contract, or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with all Applicable Laws, and all reports required to be filed with any Governmental Authority with respect to each Employee Plan have been timely filed. The Company has no knowledge of facts that would cause the IRS to disqualify any Pension Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code.
     (d) There are no claims or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Authority, or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Benefits Affiliates or to which the Company or any of its Benefits Affiliates has ever been under an obligation to contribute. Neither the Company nor any of its Benefits Affiliates nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any “prohibited transaction”

(as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.
     (e) Neither the Company nor any of its Benefits Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, or any defined benefit or superannuation scheme that is or was subject to the laws of any jurisdiction outside the United States.
     (f) Except as provided for in this Agreement, neither the Company nor any of its Benefits Affiliates is a party to any oral or written (i) agreement with any director, officer or other employee of the Company or any of its Benefits Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (ii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
     (g) No Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or any Benefits Affiliate, or any dependent of such an employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or any similar state law. The requirements of section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions relating to continuation of health coverage under COBRA (as amended by the American Recovery and Reinvestment Act of 2009), and any similar requirements under any other Applicable Law relating to continuation of employee welfare benefits have been materially satisfied with respect to each Employee Plan that is subject to such requirements. Neither the Company nor any subsidiary is bound by any agreement (including any collective bargaining agreement or individual employment agreement) to maintain any Employee Plan.
     (h) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder has been operated in compliance with Section 409A of the Code and has been timely amended to demonstrate documentary compliance with Section 409A of the Code.
     (i) The Disclosure Schedule contains a complete and accurate list of any person who is receiving continuation coverage under COBRA as of the date of this Agreement, and the Company will supplement such list to be complete and accurate as of the Closing Date.
     (j) With respect to all Employee Plans subject to the laws of any jurisdiction outside the United States (“International Employee Plans”), (i) copies of the most recent approval or registration letter issued by any Governmental Authority in a country other than the United States has been delivered or made available to Parent; (ii) if intended to qualify for special Tax treatment, the International Employee Plans meet all requirements for such treatment; (iii) if intended to be funded or book reserved, as appropriate, such funding or reserves are based upon reasonable actuarial assumptions; and (iv) no liability that could be material to the Company and its subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its subsidiaries by reason of such International Employee Plans, other than to the extent reflected on the Balance Sheet.
     (k) For purposes of this Agreement, the term “Benefits Affiliate” means (i) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA or (ii) any business entity that is required to be aggregated and treated as one employer with the Company under Section 414(b), (c), (m) or (o) of the Code.
     3.15 Labor Matters.
     (a) Except as disclosed in the SEC Reports filed before the date of this Agreement, there are no existing, and since January 1, 2006 have not been any, labor strikes, walkouts, work stoppages, slowdowns or lockouts involving the Company or any of its subsidiaries, nor are there any other existing labor disputes or disturbances involving the Company or any of its subsidiaries that in each case has had or could reasonably be expected to have a Material Adverse Effect. The employees of the Company and its subsidiaries are not represented by any union or association, and, to the Company’s knowledge, there are no pending or threatened representational questions concerning the employees of the Company or its subsidiaries.
     (b) The Company and each of its subsidiaries that employs persons in the United States has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company or such subsidiary with respect to whom such form is required under Applicable Law. Since January 1, 2006, none of the Company or any of its subsidiaries has received any notice or other communication from any Governmental Authority or other person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing, or continuing to employ anyone not authorized to work in the United States.
     3.16 Environmental.
     (a) Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any pending or threatened action, cause of action, claim, or investigation alleging material liability under or material non-compliance with any Applicable Laws relating to pollution or the protection of human health or the environment (“Environmental Laws”). The Company and each of its subsidiaries are, and have always been, in material compliance with all Environmental

Laws. The Company and each of its subsidiaries holds and is in material compliance with all permits and authorizations required to be held by it under Environmental Laws.
     (b) To the knowledge of the Company, there has been no material spill, discharge, leak, emission, injection, disposal, escape, dumping, or release of any kind (collectively, “Release”) of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including crude oil or any fraction thereof) or solid wastes, including those defined in any Environmental Law (“Hazardous Materials”), on, beneath, above, or into any of the Owned Real Property, the Leased Real Property, or any real property formerly owned or leased by the Company or any of its subsidiaries, except for any Releases permitted by law.
     (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law. “Environmental Claim” means any notice to the Company or any of its subsidiaries by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or any of its subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     (d) Neither the Company nor any of its subsidiaries has used, generated, stored, or released any Hazardous Materials in such form or amounts so as to create any material liability under any Environmental Law.
     (e) The Company has delivered or made available to Parent complete and correct copies of all reports, licenses, permits, authorizations, disclosures, and other documents of which it is aware relating in any way to the status of any of the Owned Real Property or the Leased Real Property or otherwise relating to the business of the Company or any of its subsidiaries with respect to any Environmental Law.
     3.17 Suppliers and Customers. Section 3.17 of the Disclosure Schedule lists the names of the 20 largest customers and the 20 largest suppliers of the Company and its subsidiaries, taken as a whole, for each of (a) the 12-month period commenced July 1, 2008 and ended June 30, 2009 and (b) the five-month period commenced July 1, 2009 and ended November 30, 2009. Since June 30, 2009 and through the date of this Agreement, no such customer or supplier of the Company or any of its subsidiaries has canceled, or otherwise so modified in a manner adverse to the Company and its subsidiaries, taken as a whole, or given written notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries. As of the date of this Agreement, no such customer or supplier has notified the Company or any of its subsidiaries in writing that the consummation of the transactions with Parent of the nature of the transactions contemplated by this Agreement will materially and adversely affect its business relationship with the Company or any of its subsidiaries.
     3.18 Insurance. Section 3.18 of the Disclosure Schedule lists (a) all material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its subsidiaries, copies of which have previously been made available to Parent; and (b) all material insurance claims filed by the Company under such policies that have not been paid in full as of the date hereof and the amounts claimed thereunder. All such insurance policies maintained by the Company and its subsidiaries are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
3.19 Anti-Takeover Provisions.
     (a) The Company Board and the Special Committee have each approved the Merger and this Agreement, such Special Committee complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d) of the MBCA and consists only of disinterested directors of the Company as defined therein and the restrictions on business combinations (as defined in Section 302A.011, Subd. 46 of the MBCA) contained in Section 302A.673 of the MBCA do not apply to the Merger or any of the other transactions contemplated by this Agreement. The Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA. No state takeover statute or similar statute or regulation in Minnesota or any other jurisdiction in which the Company or any of its subsidiaries does business applies or purports to apply to the Merger or to this Agreement, or to any of the transactions contemplated hereby. The representations and warranties contained in this Section 3.19 are based upon the assumption of the accuracy of the representations contained in Section 4.7.
     (b) The Company has amended the Rights Agreement, pursuant to amendments permitted pursuant to the terms of the Rights Agreement, to (i) render the rights issued pursuant to the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (A) none of Parent, Sub or any other direct or indirect subsidiary of Parent is or shall become an Acquiring Person (as defined in the Rights Agreement) solely as a result of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement, (B) no Distribution Date (as defined in the Rights Agreement) or Stock Acquisition Date (as defined in the Rights Agreement) will occur, and that no holder of any rights issued under the Rights Agreement will be permitted to exercise any of such rights or to receive a Right Certificate (as defined in the Rights Agreement), solely by reason of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement and (C) the Expiration Date (as defined in the Rights Agreement) will occur immediately prior to the Effective Time.

     3.20 Shareholder Voting Requirement. The only shareholder vote necessary to consummate the Merger under the MBCA and the Company’s Articles of Incorporation is the affirmative vote of the holders of 66 2/3% of the outstanding Company Common Stock.
     3.21 Associate Transactions. Except as disclosed in the SEC Reports filed before the date of this Agreement, no Associate (a) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services; (b) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries; or (c) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.
     3.22 Brokers; Finders. Except for the fees of Greene Holcomb & Fisher LLC as financial advisor to the Company, which fees the Company agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Parent or Sub, to pay such claim. The Company has delivered or made available to Parent a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to Greene Holcomb & Fisher LLC.
     3.23 Fairness Opinion. The Company Board has received a written opinion of Greene Holcomb & Fisher LLC to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.
Article IV
Representations and Warranties
of Parent and Sub
     Each of Parent and Sub, jointly and severally, represents and warrants to the Company as follows:
     4.1 Corporate Organization. Parent is a corporation duly organized, validly existing, and in good standing under Pennsylvania law. Sub is a corporation duly organized, validly existing, and in good standing under the MBCA. Each of Parent and Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and could not reasonably be expected to impair Parent’s or Sub’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

4.2 Authority.
     (a) Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent and Sub have been duly and effectively authorized by the respective Boards of Directors of such corporations, and by Parent as the sole shareholder of Sub, and no further corporate action is necessary on the part of Parent or Sub to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the accuracy of the representations and warranties of the Company set forth in Section 3.3(a), constitutes the valid and binding agreement of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except to the extent that enforceability may be limited by the Enforcement Limitations.
     (b) Neither the execution and delivery of this Agreement by Parent and Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of Parent or Sub; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the business or material assets of Parent or Sub, or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent or Sub or any of their properties or assets; or (iii) result in a material breach of or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, or require notice to or the consent of any third party under, any instrument, contract, or agreement to which Parent or Sub is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clauses (ii) and (iii), (A) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; and (B) where such violations, breaches, or defaults, or the failure to obtain, make or give such consents, approvals, filings, or notices, would not, individually or in the aggregate, be reasonably likely to impair Parent’s or Sub’s ability to consummate the Merger or the other transactions contemplated hereby.
     (c) No antitrust or competition-law notices, filings, or approvals by or with respect to Parent or Sub, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, are required in connection with the Merger.
     4.3 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Sub specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting.

     4.4 Adequate Funds. Parent will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration.
     4.5 Litigation. There are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of Parent, threatened against Parent or Sub, which are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement. There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against Parent or Sub that are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.
     4.6 Brokers; Finders. Except for the fees of William Blair & Company, LLC as financial advisor to Parent, which fees Parent agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of Parent or Sub, obligating the Company or any of its subsidiaries, or Parent or Sub, to pay such claim.
     4.7 Anti-Takeover Provisions. Neither Parent, Sub nor any affiliate of Parent or Sub is an “interested shareholder” of the Company as defined in Section 302A.011, Subd. 49(a) of the MBCA or an “affiliate” or “associate” of an “interested shareholder” of the Company (as each such term is defined in the MBCA) immediately prior to Parent’s and Sub’s execution and delivery of this Agreement.
Article V
Pre-Closing Covenants
     5.1 Operation of Business of the Company. From the date of this Agreement through the earlier of termination of this Agreement or the Effective Time:
     (a) The Company will use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and those of its subsidiaries, and to preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries, and the Company will use reasonable efforts to keep available to itself and to the Surviving Corporation the services of the present officers and employees of the Company and its subsidiaries; provided, that the Company shall have no obligation to increase or otherwise change the compensation or other benefits of such officers and employees or to pay any amounts or issue any securities to such officers and employees.
     (b) The Company will, and will cause each of its subsidiaries to, except as otherwise consented to in writing by Parent, conduct its business and operations in the ordinary course consistent with past practice.

     (c) Except as consented to in writing by Parent or as set forth in Section 5.1(c) of the Disclosure Schedule, the Company will not:
     (i) amend its Articles of Incorporation or Bylaws, except as required in connection with the Merger;
     (ii) increase or, except as required in connection with the Merger, decrease the number of authorized shares of its capital stock;
     (iii) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;
     (iv) purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Options or other rights to purchase any such capital stock or other equity securities, including pursuant to the 1997 Plan, or any securities convertible into or exchangeable for any such capital stock or other equity securities, except as contemplated by Section 1.8;
     (v) declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property in respect of shares of its capital stock or other equity securities, except that any United States based subsidiary of the Company may pay dividends or other distributions to the Company or any of its other wholly owned subsidiaries and except as contemplated by Section 1.8; or
     (vi) designate any class or series of shares of Additional Company Stock or increase the number of shares designated as Series A Preferred Stock.
     (d) The Company will not and will not permit any of its subsidiaries to, except as otherwise consented to in writing by Parent (which, in the case of paragraph (ii) below, shall not be unreasonably withheld) or as set forth in Section 5.1(d) of the Disclosure Schedule:
     (i) issue, grant, sell, or pledge (except as required under the terms of the Company Credit Facility) any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options or rights under the 1997 Plan outstanding as of the date of this Agreement that are disclosed in Section 3.2(b) in accordance with their terms) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock, or other similar rights based upon the value of any such capital stock or other equity securities, or reprice or otherwise amend the terms of any Options or any rights under the 1997 Plan;
     (ii) purchase, lease, or otherwise acquire (including acquisitions by merger, consolidation, or stock or asset purchase) any assets or properties, other than those the fair value of which do not exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds) in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;
     (iii) sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice or except as required under the terms of the Company Credit Facility;
     (iv) waive, release, grant, license, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;
     (v) incur any indebtedness for money borrowed, other than indebtedness of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any financing, “synthetic,” or capitalized lease, except for indebtedness in the ordinary course of business under the Company Credit Facility in an amount not to exceed $3,000,000 at any time outstanding that may, by its terms, be prepaid without penalty at or prior to Closing; provided, that such amount shall be in addition to any amounts incurred under the Company Credit Facility that may be used to pay any amounts contemplated by paragraph (xiv) below;
     (vi) incur any other liability or obligation (except of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly owned subsidiaries);
     (vii) except as otherwise required by this Agreement or as required by Applicable Law, enter into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement, amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement, pay any retention, “stay,” transaction, or other bonuses in connection with the transactions contemplated by this Agreement, or grant any increases in compensation or benefits to directors or officers of the Company or, other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice, to any other employees of the Company; or hire any employees of the Company except in the ordinary course of business and on terms consistent with past practice;
     (viii) enter into, extend, renew, modify, or amend any collective bargaining agreement;
     (ix) enter into any other material transaction, other than in the ordinary course of business consistent with past practices;
     (x) make any tax election (except as required by Applicable Law) or settle or compromise any material tax liability;
     (xi) change any accounting principles used by it, unless required by GAAP;
     (xii) settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;
     (xiii) enter into any agreement with any affiliate of the Company or any Associate, other than agreements solely between the Company and one or more of its wholly owned subsidiaries or between two or more of the Company’s wholly owned subsidiaries;
     (xiv) incur any (A) legal, investment banking, financial advisory, or accounting expenses; (B) printing and filing fees and costs relating to the Proxy Statement; or (C) other expenses, in each case relating to due diligence, negotiation of the Merger and this Agreement, the solicitation of proxies, or the meeting of Company shareholders described in Section 5.2, collectively, in an amount that exceeds $1,200,000; or
     (xv) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.
5.2 Shareholders’ Meeting; Proxy Statement.
     (a) The Company will cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger and will submit the approval of this Agreement and the Merger to a vote of its shareholders at that meeting. Subject to Section 5.2(c), the Company Board and the Special Committee will unanimously recommend to the shareholders of the Company that they vote in favor of approval of this Agreement and the Merger, the Company will solicit proxies in connection with the meeting in favor of such approval, and the Company will otherwise use its reasonable best efforts to secure the approval of the shareholders of the Company required to effect the Merger under Applicable Law and the Company’s Articles of Incorporation. The Company’s obligations to call and hold the shareholders’ meeting contemplated by this Section 5.2(a) and to submit the approval of this Agreement and the Merger to a vote of the shareholders at that meeting will not be affected by the announcement or commencement of, or the Company’s receipt of, an Acquisition Proposal (as defined in Section 5.3(a)) or by any withdrawal, qualification, or adverse modification of the Company Board’s approval and recommendation of this Agreement and the Merger (an “Adverse Recommendation Change”).
     (b) The Company will prepare, and file with the Securities and Exchange Commission (the “SEC”), a proxy statement, together with a form of proxy, with respect to the shareholders’ meeting described in Section 5.2(a) as soon as reasonably practicable after the execution of this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the “Proxy Statement”). The Company (i) will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required; (ii) will as soon as reasonably practicable thereafter mail the Proxy Statement to the shareholders of the Company; and (iii) will otherwise comply in all material respects with all Applicable Laws in respect of such meeting. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company will provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and will not include therein any information to which counsel to Parent will reasonably object (unless counsel to the Company will reasonably determine that such information should be included consistent with Applicable Laws) or omit therefrom any information that counsel to Parent will reasonably request. Parent and Sub shall, and shall each cause their respective representatives to, fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. If at any time prior to the meeting of the shareholders of the Company contemplated by Section 5.2(a), any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly so inform Parent, and if at any time prior to the meeting of the shareholders of the Company contemplated by Section 5.2(a), any event relating to Parent or Sub or any of their respective subsidiaries, officers or directors is discovered by Parent or Sub that should be set forth in an amendment or supplement to the Proxy Statement, Parent and Sub will promptly so inform the Company.

     (c) The Company Board may make an Adverse Recommendation Change only if it determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Minnesota law.
     (d) The Company may not submit to the vote of its shareholders any Acquisition Proposal or any proposal for a Third-Party Transaction (as defined in Section 5.3(e)) unless this Agreement shall have been terminated by Parent or the Company or Parent and the Company pursuant to Section 8.1.
5.3 No Shopping.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not, and will not authorize or permit any of its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, or affiliates to, directly or indirectly:
     (i) solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, arrangement, or other business combination involving the Company or any of its subsidiaries, a sale of substantial assets of the Company and its subsidiaries, taken as a whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of the Company or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being an “Acquisition Proposal”);
     (ii) engage in discussions or negotiations with any person or group other than Parent or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal;
     (iii) enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an Acquisition Proposal; or
     (iv) otherwise agree to or recommend any Acquisition Proposal.
     (b) Notwithstanding anything to the contrary in Section 5.3(a), nothing contained in Section 5.3(a) prevents the Company from:

     (i) before obtaining the approval of this Agreement and the Merger by the Company shareholders as contemplated under Section 5.2(a), furnishing non-public information or affording access to the properties, books, records, or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an Acquisition Proposal if and only to the extent that:
     (A) the Company Board, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal;
     (B) the Acquisition Proposal was not solicited, sought, initiated, or encouraged in violation of this Agreement; and
     (C) before furnishing such non-public information, affording such access, or entering into such discussions or negotiations, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable to the Company than those contained in the letter agreement regarding confidentiality dated November 23, 2009 from the Company to Parent (the “Confidentiality Agreement”); or
     (ii) complying with any Applicable Law, including Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, making any disclosure to its shareholders required by Applicable Law, or otherwise making such disclosure to the Company’s shareholders or otherwise that the Company Board (after consultation with outside legal counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under Applicable Law.
     (c) The Company will, and will cause its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, and affiliates to, immediately cease and cause to be terminated immediately all existing activities, discussions, and negotiations with any Third Parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Third-Party Transaction.
     (d) The Company will not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Company Board determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary duties under Minnesota law.

     (e) For purposes of this Agreement:
     (i) “Superior Proposal” means a bona fide written proposal made by a Third Party for a Third-Party Transaction (provided that for purposes of this definition, references to “10% or more” or “25% or more” in the definition of “Third-Party Transaction” will be deemed references to “a majority”) that specifies a price per share to be paid for the Company Common Stock that is in excess of the Merger Consideration, that was not solicited, sought, initiated, or encouraged by the Company in violation of this Agreement, and that, in the good faith judgment of the Company Board (after consulting with the Company’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by the Company Board in the exercise of its fiduciary duties, the various legal, financial, regulatory, and other aspects of the Acquisition Proposal and the person or group making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the Third-Party Transaction and other conditions to consummation), (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to the Company’s shareholders (in their capacity as shareholders), from a financial point of view, than the Merger.
     (ii) “Third-Party Transaction” means (A) an acquisition after the date of this Agreement under an Acquisition Proposal, except that (1) with respect to equity securities, it means an acquisition of equity securities of the Company that, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act), immediately after entering into the definitive agreement for, or consummation of, the Third-Party Transaction, by the Third Party making such Acquisition Proposal or any of its affiliates, constitutes 10% or more of the total equity interests in, and 10% or more of the total voting power of the then-outstanding equity securities of, the Company, and (2) with respect to an acquisition of assets, it means an acquisition of assets of the Company or any of its subsidiaries (other than acquisitions of inventory in the ordinary course of business) constituting 25% or more, on a fair-market-value basis, of the total assets of the Company and its subsidiaries on a consolidated basis; (B) the adoption by the Company of a plan of liquidation or dissolution; (C) the repurchase of, or recapitalization involving, 10% or more of the Company’s outstanding equity securities; or (D) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to 10% or more of the Company Common Stock’s then-current market price.
     (f) If the Company Board determines in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) not to recommend or continue to recommend this Agreement and the Merger because of a Superior Proposal if Parent does not take the action it is entitled to take under Section 5.3(f)(ii) (which shall not constitute an Adverse Recommendation

Change unless Parent does not take the action it is entitled to take under Section 5.3(f)(i) or Parent does act pursuant to Section 5.3(f)(i) but the Company thereafter determines not to recommend or continue to recommend this Agreement and the Merger pursuant to Section 5.3(f)(ii) because of a Superior Proposal), then:
     (i) the Company will, at least five business days prior thereto, give Parent written notice thereof and furnish Parent with a copy of the definitive agreement the Company is prepared to execute following termination of this Agreement with respect to the transactions contemplated by the Superior Proposal and will afford a reasonable opportunity to Parent within such five-business-day period to make such adjustments to this Agreement as would enable the Company Board to maintain its recommendation of this Agreement and the Merger to the shareholders of the Company and enable the Company to proceed with the Merger on such adjusted terms (it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal will require a new five-business-day notice and an additional right of the Parent to make adjustments to this Agreement); and
     (ii) the Company Board will not make an Adverse Recommendation Change because of the Superior Proposal if Parent submits to the Company during such five-business-day period a legally binding, executed offer to enter into an amendment to this Agreement within such five-business-day period reflecting such adjustments, unless the Company Board will have determined in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the transactions contemplated herein, as modified by the amendment to this Agreement that Parent has agreed to enter into during such five-business-day period, would not, if consummated, result in a transaction that is at least as favorable to the Company’s shareholders (in their capacity as shareholders) from a financial point of view as the Superior Proposal.
     (g) Notwithstanding anything to the contrary stated herein, the Company Board may recommend, approve, accept or agree to a Superior Proposal only if this Agreement shall have been, or is, concurrently terminated by Parent or the Company or Parent and the Company pursuant to Section 8.1 and the payments required by Section 8.3 shall have been made.
     (h) The Company will notify Parent immediately after receipt by the Company (or its advisers) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records, or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal. The notice will be made orally and in writing and will indicate in reasonable detail the terms and conditions of the Acquisition Proposal or request (including the identity of the Third Party making the Acquisition Proposal or request). The Company will continue to keep Parent informed, on a current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).

5.4 Access to Information.
     (a) The Company will give Parent, and its counsel, financial advisers, auditors, and other authorized representatives, full access to the offices, properties, personnel, books, and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisers, and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Parent and each such representative in its investigation of the business of the Company and its subsidiaries, including by providing weekly reports of the aggregate revenues and outstanding indebtedness of the Company and its subsidiaries; provided that no investigation under this Section 5.4 will affect any representation or warranty given by the Company to Parent and Sub hereunder or unreasonably interfere with the operations of the Company and its subsidiaries.
     (b) Parent agrees that it shall not, and shall cause its representatives not to, use any confidential information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or the operation of the Company following consummation of the transactions contemplated by this Agreement.
     (c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.4 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any Applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.
     5.5 Amendment or Termination of Company’s Employee Plans. The Company will, effective at or, at the election of Parent, prior to or immediately before the Effective Time, cause any Employee Plans that it may have to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with ERISA, the Code and other Applicable Laws subsequent to the Merger, subject to the approval of such amendment(s) by Parent. The Company will take any actions necessary to terminate, effective at or, at the election of Parent, immediately before the Effective Time, any Employee Plans that Parent requests to be terminated.
     5.6 Stock Options and Associates Stock Purchase Plan. The Company will cause, at or immediately before the Effective Time, each then outstanding Option (whether or not such Option is then exercisable; provided, that the Company Board shall accelerate the vesting of any such Option that is not then exercisable effective immediately prior to the Effective Time) to be canceled in respect of a cash payment by the Surviving Corporation, payable in accordance with Section 1.8, equal to the Option Settlement Amount for such Option, subject to all applicable tax withholding. The Company Board has taken all such action required to provide for the complete termination of the 1997 Plan immediately prior to the Effective Time, including the cancellation of all options outstanding thereunder and the refund of all amounts credited to the bookkeeping accounts of participants under the 1997 Plan.
     5.7 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts consistent with Applicable Law to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.
     5.8 Consents. Each of the parties hereto will use its reasonable best efforts to obtain all material consents of third parties and Governmental Authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement; provided, that neither the Company nor Parent shall have any obligation hereunder to pay any amounts to third parties in consideration of any such waivers, consents or approvals (other than filing, recordation or similar fees payable to any Governmental Authorities and related legal fees and the payment of all amounts owing under the Company Credit Facility).
     5.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements before the Effective Time with respect to the Merger or the other transactions contemplated hereby and will not issue any such press release or make any such public statement before receiving the consent of the other party. Nothing in this Section 5.9 prohibits any party from making a press release or other statement required by Applicable Law, including any obligations under any listing agreement with the Nasdaq Capital Market, or that such party concludes in good faith is necessary (after consultation with outside legal counsel) in order to comply with its fiduciary duties, if the party making the disclosure has first used its reasonable best efforts to consult in good faith with the other party before issuing any such press release or other statement. Notwithstanding the foregoing sentences, (i) no consultation shall be required to make any disclosure or otherwise take any action expressly required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; (ii) the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking approval from, or consulting with, Parent so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party); and (iii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).
     5.10 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Parent of the occurrence or nonoccurrence of any event, circumstance or condition that has (a) had or could reasonably be expected to have a Material Adverse Effect; (b) caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect; or (c) caused any failure of the

Company to comply in all material respects with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice under this Section 5.10 will not limit or otherwise affect the rights or remedies of Parent or Sub under this Agreement.
     5.11 Certain Communications. The Company and Parent will coordinate with each other all communications to the customers and suppliers of the Company and its subsidiaries relating to this Agreement, the Merger and the other transactions contemplated hereby.
Article VI
Other Covenants
     6.1 Indemnification.
     (a) All rights to indemnification, expense advancement and reimbursement, and exculpation existing in favor of any person who is a director, officer or employee of the Company or any of its subsidiaries immediately before the Effective Time (collectively, the “Indemnified Parties”), when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to an employee plan, as provided in the Company’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws, or similar organizational documents of any of its subsidiaries as in effect on the date hereof, will survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the negotiation, execution or performance of transactions contemplated by this Agreement), and no action taken during such period will be deemed to diminish the obligations set forth in this Section 6.1. For a period of six years from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of the Indemnified Parties contained in the articles of incorporation and bylaws (or provisions no less advantageous to the Indemnified Parties in comparable organizational documents) of each of the Company and its subsidiaries and (ii) indemnify the Indemnified Parties to the fullest extent provided by Applicable Law against any judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements (including advances for reasonable expenses, including attorneys’ fees and disbursements, incurred by the Indemnified Parties in advance of the final disposition of a proceeding to the fullest extent provided by Applicable Law, provided the person to whom expenses are advanced provides a written affirmation by such person of a good faith belief that the criteria for indemnification set forth under Applicable Law have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the Surviving Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied) in connection with any threatened, pending, or completed civil, criminal, administrative, arbitration or investigative proceeding to which such Indemnified Party is, or is threatened to be, made a party by reason of the former or present official capacity (as defined in Section 302A.521, subd. 1 of the MBCA) of the Indemnified Party.
     (b) This Section 6.1 and Section 6.2 are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors of Parent, the Company and the Surviving Corporation (including any person to whom a majority of the assets of the Company and its subsidiaries or the Surviving Corporation has been assigned or otherwise transferred other than sales of inventory in the ordinary course of business). Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.1 and in Section 6.2.
     (c) In the event that the Surviving Corporation or any of its successors (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any person (other than sales of inventory in the ordinary course of business), then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.1 and Section 6.2.
     6.2 D&O Liability Insurance. For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respects to the Indemnified Parties thereunder) covering the Indemnified Parties with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend under this Section 6.2 more than an amount per year equal to 200% of the current annual premium paid by the Company for such existing insurance coverage (the “D&O Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap, or (b) a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by the Company covering the Indemnified Parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.
     6.3 Employment and Employee Benefits.
     (a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation or any of its subsidiaries. Subject to the immediately preceding sentence, in the case of each individual who is an employee of the Surviving Corporation or any of its subsidiaries immediately following the Effective Time and who was an employee of the Company or any of its subsidiaries immediately before the Effective Time (the “Continuing Employees”), Parent will recognize, and will cause the Surviving Corporation and its subsidiaries to recognize, such Continuing Employee’s continuous service with the Company or any of its affiliates before the Effective Time, to the extent recognized by the Company as service with the Company, for purposes of determining eligibility and vesting, including for purposes of determining entitlement to vacation and severance pay (but not for other purposes, including for purposes of accrual of retirement benefits), under each employee benefit plan that Parent, the Surviving Corporation or any of their respective subsidiaries provides to such employee after the Effective Time.
     (b) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its successors to satisfy and honor in accordance with their terms as in effect on the date hereof each of the employment agreements, executive severance agreements and other employment-related arrangements (the “Employment Obligations”) listed in Section 6.3(b) of the Disclosure Schedule. Except as otherwise indicated in Section 6.3(b) of the Disclosure Schedule, neither Parent nor the Surviving Corporation or any of its successors shall modify, terminate or otherwise change any such Employment Obligations without the express written consent of the recipient or participant. Parent, the Surviving Corporation and its successors shall pay when due any amount payable under such Employment Obligations to the extent not paid by the Company prior to or as of the Effective Time. Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Employment Obligations.
     (c) Immediately prior to the Effective Time, the Company shall take any and all action necessary to fully vest the account balances under the Company’s 401(k) plan for all participants who were employees of the Company immediately prior to the Effective Time, with such full vesting to occur as of the Effective Time.
     (d) For such period following the Effective Time as Parent determines in its sole discretion, Parent will, or will cause the Surviving Corporation and its successors to, continue the Employee Plans listed in Section 6.3(d) of the Disclosure Schedule (the “Continuing Benefit Plans”). While such Continuing Benefit Plans are maintained, the Surviving Corporation and its successors shall be responsible for providing access to COBRA continuation coverage to all “M&A Qualified Beneficiaries” (as such term is defined in Treas. Reg. Section 54.4980B-9) and to any Continuing Employees and spouses or dependents of Continuing Employees who experience a COBRA qualifying event on or after the Effective Time, and, in each case, such COBRA continuation coverage shall be at the individual’s expense. If, after the Effective Time, Parent, the Surviving Corporation or any successor terminates any of the Continuing Benefit Plans, Parent shall and shall cause the Surviving Corporation and its successors to take the following actions, to the extent applicable:
     (i) for a period of two years following the Effective Time, provide employee benefit plans and arrangements to the Continuing Employees, while employed by the Surviving Corporation, that are no less favorable in the aggregate than those provided to similarly situated employees of the Surviving Corporation;
     (ii) recognize service with the Company or its Benefits Affiliates as provided in Section 6.3(a);
     (iii) provide that each Continuing Employee shall have the use of amounts, if any, in their flexible spending accounts held by the Surviving Corporation or its successors in accordance with the terms of such accounts;
     (iv) in the case of a terminated Continuing Benefit Plan that is an employee welfare benefit plan, extend participation to Continuing Employees and their dependents and beneficiaries in a corresponding employee welfare benefit plan, if any, maintained by Parent, the Surviving Corporation or any of its successors, and Parent, Surviving Corporation or any of its successors shall use reasonable best efforts to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries to the extent permissible under the terms of such plan and Applicable Law, and (B) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under the corresponding Continuing Benefit Plan prior to the date in the calendar year in which the plan termination occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements and any annual and lifetime maximums to the extent permissible under the terms of such plan and Applicable Law; and
     (v) provide access to COBRA continuation coverage to all M&A Qualified Beneficiaries and to any Continuing Employees and spouses or dependents of Continuing Employees who experience a COBRA qualifying event on or after the Effective Time in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (as amended by the American Recovery and Reinvestment Act of 2009), and any similar requirements under any other Applicable Law, and, in each case, such COBRA continuation coverage shall be at the individual’s expense.
     (e) This Section 6.3 is not intended to, and shall not, amend any Employee Plans, including any Continuing Benefit Plans, or any employee benefit plans, programs or arrangements of Parent or its affiliates, or confer upon any person except the parties hereto any rights or remedies hereunder.
Article VII
Conditions
     7.1 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by Parent, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, Covenants.
     (i) (A) The representations and warranties of the Company contained in Article III (other than the representations and warranties in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b)) will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except for changes consented to by Parent and except to the extent that any inaccuracies in any such representations and warranties have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided that, solely for purposes of this exception, any representation or warranty in Article III (other than the representations and warranties in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b)) that is qualified by materiality or Material Adverse Effect language will be read as if such qualifier were not present), and (B) the representations and warranties of the Company in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b) will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except for changes consented to by Parent and except for de minimis inaccuracies.
     (ii) The Company will have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Effective Time.
     (iii) Parent and Sub will have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of

the Company certifying that the conditions set forth in this Section 7.1(a) and in Section 7.1(b) and Section 7.1(d) have been satisfied.
     (b) Shareholder Approval. This Agreement and the Merger will have been approved by the shareholders of the Company by the vote required by the MBCA and the Company’s Articles of Incorporation.
     (c) Absence of Litigation. There will not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages, directly or indirectly, to Parent or the Surviving Corporation if the transactions contemplated hereby are consummated, and there will not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Absence of Material Adverse Effect.
     (i) There will not have been, since the date of this Agreement, any change, effect, event, occurrence, state of facts, development, or condition (financial or otherwise) of any character that has had or could reasonably be expected to have a Material Adverse Effect.
     (ii) For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, or condition that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts, developments, or conditions (A) is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether there has been or could reasonably be expected to be a Material Adverse Effect: (1) any change generally relating to the economy or securities, financial or capital markets of the United States or generally affecting the industries in which the Company and its subsidiaries operate, or changes in political conditions, that does not have a materially disproportionate effect on the Company and its subsidiaries relative to other affected persons in the industries in which the Company and its subsidiaries operate; (2) any acts of terrorism or war (whether or not declared), the outbreak of hostilities, or natural disasters, that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other affected persons in the industries in which the Company and its subsidiaries operate; (3) any adverse change resulting from compliance with the terms of, or the taking of any action required by, this Agreement; (4) changes in the law or accounting regulations or principles or interpretations thereof; (5) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (6) changes as a result of any action consented to in writing by Parent, or (B) would materially impair the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     (e) Dissenting Shares. The holders of not more than 10% of the issued and outstanding shares of Company Common Stock will have taken such action before or at the time of the shareholders’ vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters’ rights referred to in Section 1.7.
     (f) Cancellation of Stock Options. Each Option will have been cancelled.
     (g) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Authority required of Parent, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, will have been obtained or taken, as the case may be.
     (h) Termination of Rights Agreement. No Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement) shall have occurred, no rights issued under the Rights Agreement shall have become exercisable, no holder of any rights issued under the Rights Agreement shall have become entitled to receive a Right Certificate (as defined in the Rights Agreement), and all outstanding rights issued under the Rights Agreement shall have expired or otherwise terminated.
     (i) Company Credit Facility. The Company will have entered into an agreement with JPMorgan Chase Bank, N.A. pursuant to which, immediately after the Effective Time, Parent or the Company will be entitled to pay without penalty all amounts owing under the Company Credit Facility, and the Company Credit Facility will be terminated and all mortgages, liens and encumbrances under the Company Credit Facility will be released upon payment of all amounts owing under the Company Credit Facility.

     7.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by the Company, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, and Covenants.
     (i) The representations and warranties of Parent and Sub contained in Article IV will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.
     (ii) Each of Parent and Sub will have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Effective Time.
     (iii) The Company will have received a certificate signed on behalf of Parent by an appropriate executive officer of Parent certifying that the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Shareholder Approval of Agreement and Merger. This Agreement and the Merger will have been approved by the shareholders of the Company by the vote required by the MBCA and the Company’s Articles of Incorporation.
     (c) Injunctions. There will not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to any Governmental Authority required of Parent, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be completed or taken is reasonably expected to materially impair the ability of the parties to consummate the Merger, will have been obtained or taken, as the case may be.

Article VIII
Termination
     8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time before the Effective Time:
     (a) by mutual written consent of Parent and the Company;
     (b) by Parent or the Company, if the Merger has not been consummated on or before August 31, 2010, unless such failure of consummation is due to failure by the party seeking to terminate this Agreement (or, if Parent is seeking termination, the failure by either Parent or Sub) to comply in all material respects with, or the material breach by such party (or, if Parent is seeking termination, the breach by either Parent or Sub) of, the terms, provisions, covenants, and agreements contained in this Agreement;
     (c) (i) by Parent, if any of the conditions in Section 7.1 becomes impossible to fulfill, other than for reasons totally within the control of Parent or Sub, and has not been waived in writing by Parent, or (ii) by the Company or Parent, if the shareholders of the Company fail to approve this Agreement and the Merger by the vote required by the MBCA and the Company’s Articles of Incorporation at the first meeting of shareholders called for that purpose or any adjournment thereof;
     (d) by the Company, if any of the conditions in Section 7.2 becomes impossible to fulfill, other than for reasons totally within the control of the Company, and has not been waived in writing by the Company; or
     (e) by Parent, if:
     (i) (A) the Company fails to call or hold the shareholders’ meeting contemplated by Section 5.2(a), to solicit proxies in connection with such meeting in favor of approval of this Agreement and the Merger, or to conduct the vote to approve this Agreement and the Merger at the meeting or any adjournment thereof, each in compliance in all respects with Section 5.2; (B) the Company Board fails to recommend the Merger to the Company’s shareholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change; (C) the Company Board or any committee thereof (including the Special Committee) accepts, recommends, approves, or agrees to, or makes a determination to accept, recommend, approve, or agree to, an Acquisition Proposal or a proposal for a Third-Party Transaction; or (D) the Company enters into any agreement for a Third-Party Transaction; or
     (ii) the Company materially breaches Section 5.3 of this Agreement.
     8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Parent under Section 8.1, written notice thereof will forthwith be given to the other parties hereto and this Agreement will terminate and the

Merger will be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto will have any liability or further obligation to any other party to this Agreement except as stated in Section 8.3 or except with respect to a material breach of this Agreement by a party hereto.
     8.3 Termination Fee.
     (a) If this Agreement is terminated under Section 8.1 and Parent is entitled to a Termination Fee (as defined in Section 8.3(b)) under Section 8.3(b) or 8.3(c), the Company will, at the same time payment of the Termination Fee is required to be made, pay Parent, in immediately available funds, an amount equal to all reasonable out-of-pocket expenses incurred by or on behalf of Parent or Sub in connection with its due diligence investigation of the Company, Parent’s proposals to the Company for a merger with the Company and the negotiation, preparation, financing, and execution of this Agreement and the transactions contemplated hereby, including financial-advisory, legal, accounting, and other reasonable fees and expenses (“Transaction Expenses”), provided that the aggregate amount payable by the Company to Parent under this Section 8.3(a) will not exceed $200,000.
     (b) If this Agreement is terminated under Section 8.1(e), then the Company will, within two business days following such termination, pay Parent a fee in immediately available funds (a “Termination Fee”) of $800,000.
     (c) If (i) this Agreement is terminated by the Company or Parent under Section 8.1(b), by Parent under Section 8.1(c)(i) because the condition set forth in Section 7.1(e) becomes impossible to fulfill, or by the Company or Parent under Section 8.1(c)(ii); (ii) after execution, and prior to termination, of this Agreement an Acquisition Proposal has been made; and (iii) within 12 months after such termination the Company or any of its subsidiaries enters into a definitive agreement for a Third-Party Transaction, then the Company will, before it or any of its subsidiaries consummates such Third Party Transaction, pay to Parent the Termination Fee.
     (d) In no event will more than one Termination Fee be payable under this Section 8.3.
Article IX
Miscellaneous
     9.1 Termination of Representations and Warranties. The respective representations and warranties of the parties hereto will not survive the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder, provided that the Parent will have no further obligations under the Confidentiality Agreement after the Merger is consummated.
     9.2 Amendment and Modification. To the extent permitted by Applicable Law, this Agreement may be amended, modified, or supplemented by written agreement of the Company, Parent, and Sub at any time before the Effective Time with respect to any of the terms contained herein, except that, after the meeting of shareholders contemplated by Section 5.2(a), the Merger Consideration may not be decreased and the form of the Merger Consideration may not be altered without the approval of such holders.
     9.3 Waiver of Compliance; Consents. Any failure of Parent or Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by Parent or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.
     9.4 Expenses. Except as otherwise provided in Section 8.3, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be paid by the party incurring such expenses.
     9.5 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement will take all such necessary action.
     9.6 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) if delivered personally, effective when delivered; (ii) by express courier service, effective one business day after delivery to such courier; (iii) by registered or certified mail (postage prepaid and return receipt requested), effective five business days after the mailing; or (iv) by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as will be specified by like notice):

(a)	If to Parent or Sub:

Woodstream Corporation
69 N. Locust Street
Lititz, PA 17543
Attention: Chief Executive Officer
Fax No.: (717) 626-1912

with a copy to:

Brockway Moran & Partners, Inc.
225 NE Mizner Boulevard, Suite 700
Boca Raton, FL 33432
Attention: Peter W. Klein
Fax No.: (561) 750-2001

and

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Philip S. Garon
Fax No.: (612) 766-1600

(b)	If to the Company:

Zareba Systems, Inc.
13705 26th Avenue North, Suite 102
Minneapolis, MN 55441
Attention: President and Chief Executive Officer
Fax No.: (763) 509-7450

with a copy to:

Fredrikson & Byron LLP
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attention: John Grimstad
Fax No.: (612) 492-7077
     9.7 Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties (except that Sub may assign to any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement). Except as expressly set forth in Sections 6.1 and 6.2 with respect to Indemnified Parties, this Agreement is not intended to, and shall not, confer upon any person except the parties hereto any rights or remedies hereunder.
     9.8 Interpretation.
     (a) In this Agreement, unless the context clearly requires otherwise:
     (i) words of any gender include each other gender;
     (ii) words using the singular or plural number also include the plural or singular number, respectively;
     (iii) “person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization, and a Governmental Authority;
     (iv) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;
     (v) “subsidiary” of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified corporation, and “wholly-owned subsidiary” of any specified corporation means any subsidiary of the corporation all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by the corporation;
     (vi) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States of America or the State of Minnesota;
     (vii) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;
     (viii) “including” (or any variation thereof) means “including without limitation”;
     (ix) a reference to a number of days refers to calendar days unless otherwise specified;
     (x) all accounting terms used, but not expressly defined, have the meanings given to them under GAAP;

     (xi) “$” means the lawful currency of the United States of America;
     (xii) “£” means the lawful currency of the United Kingdom;
     (xiii) the words “herein,” “hereof,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular Article, Section, or subsection of this Agreement;
     (xiv) all references to statutes or regulations are deemed to refer to those statutes and regulations as amended from time to time; and
     (xv) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and, if the last day of such period is not a business day, then the period in question will end on the next business day.
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, it is the intent of the parties that this Agreement will be construed as jointly drafted by the parties and that no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     9.9 Governing Law. This Agreement will be governed by the laws of the State of Minnesota, without regard to its conflict-of-laws rules.
     9.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     9.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and will not affect in any way the meaning or interpretation of this Agreement.
     9.12 Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein. Matters disclosed pursuant to any Section of the Disclosure Schedule will be deemed to be disclosed with respect to one or more other Sections of the Disclosure Schedule only to the extent such disclosure with respect to such other Section or Sections of the Disclosure Schedule is readily apparent on its face.
     9.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the parties hereto agrees that the other party will be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled.
     9.14 Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto, and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.
     9.15 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.
[signature page follows]

     The parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first written above.

WOODSTREAM CORPORATION
By	/s/ Harry E. Whaley
	Name:	Harry E. Whaley
	Title:	President and Chief Executive Officer

WDST, INC.
By	/s/ Harry E. Whaley
	Name:	Harry E. Whaley
	Title:	President and Chief Executive Officer

ZAREBA SYSTEMS, INC.
By	/s/ Dale A. Nordquist
	Name:	Dale A. Nordquist
	Title:	President and Chief Executive Officer

Exhibits and Schedules

Exhibit A	Articles of Incorporation of WDST, Inc.

Disclosure Schedule*
Section 3.1	Corporate Organization and Qualification
Section 3.2	Capitalization
Section 3.3	Authority
Section 3.4	Securities Reports
Section 3.6	Absence of Changes
Section 3.7	Taxes
Section 3.8	Properties
Section 3.9	Contracts
Section 3.10	Intellectual Property
Section 3.11	Litigation
Section 3.12	Compliance with Laws
Section 3.14	Employee Plans
Section 3.16	Environmental
Section 3.17	Suppliers and Customers
Section 3.18	Insurance
Section 5.1	Operation of Business of the Company
Section 6.3	Employment and Employee Benefits

*	Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit A
ARTICLES OF INCORPORATION
OF
WDST, INC.
     The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:
ARTICLE I
     The name of this Corporation is WDST, Inc.
ARTICLE II
     The initial registered office of this Corporation is located at WDST, Inc., c/o Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402.
ARTICLE III
     This Corporation is authorized to issue an aggregate total of 1,000,000 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.
ARTICLE IV
     The name and address of the incorporator of this Corporation are as follows:
Jonathan Nygren
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
ARTICLE V
     No shareholder of this Corporation shall have any cumulative voting rights.
ARTICLE VI
     No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VII
     The names of the first directors of this Corporation are as follows:
Harry E. Whaley
Peter C. Brockway
Lawrence I. Shagrin
Scott R. Kirkendall
ARTICLE VIII
     Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
ARTICLE IX
          Approval of the shareholders of this Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.
ARTICLE X
     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 302A.559 or 80A.76 of the Minnesota Statutes (or similar provisions of future law); (4) for any transaction from which the director derived an improper personal benefit; or (5) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
[Signature page follows]

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December, 2009.

Jonathan Nygren, Incorporator